Exhibit (h)(12)

NEUBERGER BERMAN INCOME FUNDS*

Neuberger High Income Bond Fund

1290 Avenue of the Americas

New York, New York 10104

February 24, 2026

Neuberger Berman Investment Advisers LLC (“NBIA”)

1290 Avenue of the Americas

New York, New York 10104

Dear Ladies and Gentlemen:

Neuberger High Income Bond Fund (“Fund”) is a series of Neuberger Berman Income Funds, a Delaware statutory trust (“Trust”).

You hereby agree, from February 28, 2026 until each date noted on Schedule A (each a “Limitation Period”), to waive the investment advisory fee charged pursuant to the Management Agreement between the Trust and NBIA (“Advisory Fee”) of each Fund’s Classes noted on Schedule A (each a “Class”), so that the Advisory Fee of each Fund’s respective Classes are limited to the respective rate per annum, as noted on Schedule A, of that Class’s average daily net assets (each an “Advisory Fee After Waiver”).

You understand that you shall look only to the assets attributable to the applicable Class in the performance of this Agreement, and neither any other series of the Trust or Class, nor any of the Trust’s trustees, officers, employees, agents, or shareholders, whether past, present or future, shall be personally liable therefor.

This Agreement is made and to be performed principally in the State of New York, and except insofar as the Investment Company Act of 1940, as amended, or other federal laws and regulations may be controlling, this Agreement shall be governed by, and construed and enforced in accordance with, the internal laws of the State of New York.  Any amendment to this Agreement shall be in writing signed by the parties hereto, and requires approval of the Board of Trustees of the Trust, including a majority of the Trustees who are not “interested persons” of the Trust as that term is defined in the Investment Company Act of 1940. This Agreement supersedes any prior agreement with respect to the subject matter hereof as of February 28, 2026.

If you are in agreement with the foregoing, please sign the form of acceptance on the enclosed counterpart hereof and return the same to us.

*Effective as of February 28, 2026, the Fund changed the term “Neuberger Berman” to “Neuberger” in its name.

Very truly yours,

NEUBERGER BERMAN INCOME FUNDS,
on behalf of
Neuberger High Income Bond Fund

By:	/s/ Joseph V. Amato

Name:	Joseph V. Amato

Title:	Chief Executive Officer and President

The foregoing Agreement is hereby accepted as of February 24, 2026.

NEUBERGER BERMAN INVESTMENT ADVISERS LLC

By:	/s/ Joseph V. Amato

Name:	Joseph V. Amato

Title:	President and Chief Investment Officer -- Equities

SCHEDULE A

Fund	Class	Limitation Period	Advisory Fee After Waiver

Neuberger High Income Bond Fund	E	10/31/2027	0.00%

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